Ardent Mines Announces Appointment of Two New Directors to Board

Dec. 10, 2010 (PR Newswire) —

NEW YORK, Dec. 10, 2010 /PRNewswire-FirstCall/ — Ardent Mines Limited ("Ardent" – OTC Bulletin Board: ADNT) is honored to announce the appointment of Mr. James Ladner and Mr. Luciano De Freitas Borges to the Board of Directors of the Company.

Mr. Borges spent over 28 years working in Brazil's mining industry, in both government and the private sector.  His positions have included serving as the National Secretary of Mines and Metallurgy in Brazil's Ministry of Mines and Energy from 1993-2001, and serving as Senior Advisor to the Ministry & Strategic Planning Executive Officer to the Brazilian Geological Survey since 2002.  From 2007 to 2008 he was Chief Executive Officer of Steel Mineracao do Brasil S.A., and since then he has served as the Senior Partner and Chief Executive Officer of Ad Hoc Associated Advisors Inc., a mining consulting company.  His recent activities include having served on the Boards of Directors of Amerix Precious Metals Corporation and Ouro Roxo Participacoes S.A., each of which are developing gold projects in Brazil.  Mr. Borges studied geology at the University of Brasilia, and received both a masters degree in that field and a MBA in Mineral Economics and Mineral Projects Valuation.

Mr. James Ladner, a Swiss citizen residing in Zurich, is a professional director and investment banker, with extensive experience in the mining sector. He is a director and a member of the audit committees of Oracle Energy Corp. (since 2007), Colt Resources Inc. (since 2010) and Royal Coal Corp. (since 2010).  From 1992-2002, he was a co-founder and managing director of RP&C International, where he was involved in the syndication and sale of dollar convertible bonds, shares and warrants of North American companies in Europe.  He served as the non-executive chairman of Bank Austria (Switzerland) Ltd. from 1992-2001.  Previously he was an Executive Vice President of Coutts Bank (Switzerland) Ltd. – now RBS Coutts Bank, where he was employed from 1964-1992.

As a professional company director Mr. Ladner has served on the boards of several other companies, funds and banks in Switzerland, including the Royal Bank of Scotland AG, Interallianz Bank AG, Asahi Bank AG, F. Van Lanschot Bankiers (Switzerland) Ltd., Atlantic Finanz AG, Immofonds, Verit Immobilien, Ahold Finance group.  He has also served on boards outside Switzerland, including Energy Capital Investment Co. plc, Equator Exploration Ltd., StrataGold Corporation, Pan Pacific Aggregates plc, Nevoro Inc. and Coastport Capital Inc.

Mr. Ladner served as a member of the Swiss Admissions Commission for listing on Swiss Stock Exchanges and a member of the Swiss Capital Market Commission of the Swiss National Bank from 1990-1992. He is a graduate of the University of St. Gallen in Switzerland.

Mr. Leonardo Riera, CEO of Ardent Mines commented: "The appointments of Messrs. Borges and Ladner to our Board are significant milestones in the development of Ardent Mines.  Our company intends to close several substantial mining acquisitions in 2011 and we are also preparing for the trading of our stock next year on one of the national market exchanges.  Having seasoned and independent directors of the caliber of Mr. Borges and Mr. Ladner is a major step in the direction of our objectives for 2011."

About Ardent Mines Limited:

Ardent is positioning itself to develop mining operations throughout the world.  Ardent is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing and assembling staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this release.

SOURCE Ardent Mines Limited

Source: PR Newswire (December 10, 2010 - 9:15 AM EST)

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